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                                                                    EXHIBIT 12.1



                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



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
                                                               FOUR MONTHS
                                                  YEAR ENDED      ENDED                     YEAR ENDED AUGUST 31,
                                                 DECEMBER 31,  DECEMBER 31,    -----------------------------------------------
                                                     1999          1998          1998         1997         1996         1995
                                                 ------------  ------------    --------     --------     --------     --------

Earnings:
     Income (Loss) from Continuing
         Operations per Statements
         of Income ...........................     $(37,897)     $(14,633)     $ 28,092     $ 16,315     $  4,053     $  3,916
     Add:
         Interest and Debt Expense ...........     $ 55,842      $ 17,301      $ 49,299     $ 32,864     $    135     $     88
         Income Taxes (Benefit) ..............     $ (2,680)     $ (1,635)     $ 16,435     $  7,241     $  4,514     $  3,184
     Income as Adjusted ......................     $ 15,265      $  1,033      $ 93,826     $ 56,420     $  8,702     $  7,188

Fixed Charges--
     Interest and Debt Expense per
     Statements of Income (Includes
     Amortization of Debt Discount
     and Expense and Capitalized Interest) ...     $ 58,665      $ 18,964      $ 52,756     $ 33,051     $    135     $     88
Ratio of Earnings to Fixed Charges ...........          .26           .05          1.78         1.71        64.46        81.68
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